Exhibit 99.1

April 8, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces New EnXmedia Division

Tulsa, OklaC(BUSINESS WIRE)CApril 8, 2004 EnXnet, Inc. (OTCBB:EXNTCnews)CEnXnet, Inc. announces that it has formed a new division, EnXmedia (www.enxmedia.com), that will be charged with marketing the various media products it is currently offering. EnXnet will be marketing and distributing EnXnet discs using the Super Audio CD (SACD) technology through Sony DADC. EnXmedia will market the following media products:

OneDiscJ (DVDPlusJ) DVD Audio and Video two-sided (CD and DVD) discs
Super Audio CDJ (SACD)
DVD Video discs
CD discs
DVD 5.1 surround-sound audio discs
VHS tapes
Cassette tapes
EnXCaseJ

The product line-up provides EnXnet's customers all of their recordable media needs from a single source. EnXCaseJ is EnXnet's unique patented case designed specifically for OneDiscJ.

EnXmedia will be headed up by Matt Norton who has many years experience in marketing media products. Over the years he has worked with a broad range of clients including music/record labels and multimedia developers providing solutions for marketing purposes, including product design, packaging, fulfillment, scheduling and delivery of retail-ready products. Matt Norton's office is located in Lewisville,TX where Matt may be contacted at matt@enxnet.com or 972.361.8556.

Ryan Corley, President of EnXnet, Inc., had this to say: "We are pleased to welcome Matt on board. He will direct the marketing effort for our extensive media product line. His ability, many years of experience and wide contacts among the media industry brings to the Company the necessary tools to attain a substantial market share in its target market areas."

Mark Pempsell, Director of Marketing for EnXnet, Inc., had this to say: "the Company is finalizing another significant patent application which should be filed within the next two or three weeks. The technology of this new patent will provide solutions to several serious and ongoing problems in theft and counterfeiting prevention."

This release may include forward-looking statements from the company that may or may not materialize.

Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com